CONSTRUCTION LOAN AGREEMENT

THIS AGREEMENT is made effective as of July I0 , 1997 and is entered into by and among CONCEPTS DIRECT, INC., a Delaware corporation ("Borrower"), and BANK ONE, COLORADO, NA (the "Bank").

RECITALS

This Agreement is entered into upon the basis of the following facts and circumstances:

A. The Borrower owns the real property located in the County of Weld, State of Colorado consisting of approximately 139 acres, and described in Exhibit A attached hereto and made a part hereof (the "Land"). The Improvements (defined below), the Land, together with all appurtenances thereto, and all other real and personal property incorporated or to be incorporated into the Improvements (excluding personal property owned by a tenant, if any) or otherwise a part of the collateral for the Loan, defined below, are referred to collectively as the "Property".

B. Borrower proposes to construct upon the Property certain improvements in accordance with plans and specifications to be prepared ,)y Borrower, which are subject to approval by the Bank. The Improvements generally consist of one 1 17,900 square foot building to be occupied by Borrower and not less than 398 parking spaces.

C. Borrower has applied to the Bank for a loan to finance construction of the Improvements on the Property in an amount not to exceed Four Million Four Hundred Eighty Thousand and 00/100 Dollars ($4,480,000.00) for payment of the individual costs itemized on the Approved Budget attached hereto as Exhibit B and made a part hereof. The Approved Budget is subject to change upon reasonable approval by the Bank. The loan shall be evidenced by the Loan Documents (defined below).

D. The Bank is willing to make the Loan to Borrower for the purposes set forth above, all upon the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the covenants and conditions, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms when used in this Agreement shall, except where the context otherwise requires, have the following meanings (such definitions to be equally applicable to the singular and the plural forms thereof):

1.1 "Advances" means disbursements under the Loan pursuant to the terms of this Agreement.

1.2   "Agreement"   means this Agreement as originally executed and as
amended, modified or supplemented from time to time.

1.3 "Appraisal" means a current appraisal of the Property prepared by a State Certified Appraiser as defined in C.R.S. 12-61-706(3), licensed by the State of Colorado, engaged by and acceptable to the Bank, which Appraisal shall determine the market value of the Property both in its current as-is condition and in its condition as completed and stabilized in accordance with the Plans.

1.4 "Approvals and Permits" means each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, and other actions and rights granted by or filings with any Persons necessary, appropriate, or reasonably desirable for the construction of the Improvements, for occupancy, ownership, and use by Borrower and other Persons of the Improvements, or for the conduct of the business and operations of Borrower.

1.5  "Approved Budget" means the overall approved budget for the

Improvements which shall include the Interest Reserve for the Loan, the hard and soft costs for development of the Improvements, and a contingency amount for unbudgeted costs, as the same may be amended and approved from time to time.

1.6  "Architect" means the architect for the Plans.

1.7 "Authorized Officer" means any officer of the Borrower, or any other authorized agent of Borrower certified in writing by Borrower to the Bank for the purpose of making certifications required by this Loan Agreement.

1.8  "Building" means the building to be constructed on the Land.

1.9 "Business Day" shall mean every day except a Saturday, Sunday or public holiday on which banks are required or authorized to close in Denver, Colorado.

1.10 "Closing Date" means the day agreed upon between the Bank and the Borrower for closing of the Loan; provided, however, that all of the conditions precedent specified in this Agreement to closing shall have been satisfied.

1.11 "Construction Contract" means that certain construction contract dated May 1, 1997, between Borrower and Saunders Construction, Inc., and any amendments thereto.

1.12 "Construction Funds" means any and all Loan proceeds disbursed in accordance with the Note and this Agreement.

1.13 "Construction Loan" means the $4,480,000.00 loan made by the Bank to the Borrower to finance the development and construction of the Project and payment of the individual costs itemized on the Approved Budget.

1.14 "Construction Loan Deficiency "means a condition or event, as determined by the Bank in its reasonable discretion, in which or as a result of which either (i) the total undisbursed balance of the Loan, together with cash deposits of Owner's Equity, is insufficient to pay the remaining hard costs and soft costs that will be incurred in connection with the construction of the Improvements, or (ii) after giving effect to any reallocation of loan budget categories that the Bank permits pursuant to
Section 8.5 below, and after giving effect to any disbursement from Contingency Amounts which the Bank permits pursuant to Section 8.5 below, the undisbursed balance of any category of the Approved Budget is insufficient to pay the remaining such hard costs or soft costs that are to be paid from such category of the Approved Budget.

1.15 "Construction Note" means the Promissory Note Secured By First Real Estate Lien of even date herewith in the stated principal amount of $4,480,000.00, made by the Borrower to the order of the Bank.

1.16 "Contingency Amounts" means hard and soft costs which maybe approved by the Bank for disbursement for the development of the Project, and which either (i) exceed amounts budgeted for line items included in the Approved Budget, at a time when the Bank has advanced the full amount of Construction Loan proceeds which have been approved for payment of such line items, or
(ii) are not included in the Project costs identified in the Approved Budget at a time when no Construction Loan proceeds are available for payment of such costs.

1.17  "Contractor" means Saunders Construction, Inc.

1. 18 "Default" means any event which if continued uncured would, with notice or lapse of time or both, constitute an Event of Default.

1. 19 "Event of Default" means any Event of Default described in Section 9.
1.

1.20 "GAAP" means generally accepted accounting principles consistently applied and maintained throughout the period indicated'. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

1.21 "Governmental Entity" means any governmental or quasi-governmental entity, agency, authority, board, commission, or governing body authorized by federal, state or local laws or regulations as having jurisdiction over the Borrower, any Guarantor, or Property or the development thereof.

1.22 "Improvements" means any and all infrastructure necessary for the construction of the Building, including without limitation, systems for water, sewer, storm sewer, electrical, lighting, telephone, cable, streets, curb gutter, partial sidewalks and those public improvements required to be completed as a condition to issuance of a building permit or certificate of occupancy for the Building, together with the Building, and other improvements on the Property, more particularly described in the Plans.

1.23 "Lien or Encumbrance" and "Liens and Encumbrances" mean, respectively, each and all of the following: (i) any lease or other right to use; (ii) any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and (iii) any option, right of first refusal, or other interest or right affecting the Land or Improvements.

1.24  "Loan" shall mean the Construction Loan.

1.25 "Loan Documents" shall mean any and all documents evidencing and securing the Loan and shall include the Note, this Agreement, the Deed of Trust, Financing Statements, Environmental Indemnity Agreement, collateral assignments of the Construction Contract, Architect's Contract, Subcontracts, Development Items, and any documents or instruments executed or delivered at Closing or thereafter to further evidence or secure the Loan.

1.26 "Loan Party" means Borrower, and each other Person that from time to time is or becomes obligated to Bank under any Loan Document.

1.27 "Material Adverse Occurrence" shall mean any change in the assets, business, financial condition, operations, prospects, or results of operations of any Loan Party or the Property or any other event or condition that in the reasonable opinion of Bank (i) could materially affect the likelihood of performance by any Loan Party of any of the Obligations, (ii) could materially affect the ability of any Loan Party to perform any of the Obligations, (iii) could affect the legality, validity, or binding nature of any of the Obligations or any Lien or Encumbrance securing any of the Obligations, (iv) could materially impair the economic value of the Property, or (iv) could affect the priority of any Lien or Encumbrance securing any of the Obligations.

1.28 "Maturity Date" means the earlier of (i) April It, 1998, or (ii) the date of which the Note is accelerated and declared due as a result of an Event of Default.

1.29 "Maximum Allowed Construction Loan Advances" means the least of (i) the sum of $4,480,000.00; (ii) eighty percent (80%) of the completed and stabilized value of the Property as evidenced in the Appraisal and approved by the Bank; or (iii) sixty percent (60%) of the total costs of the Project as shown in the Approved Budget.

1.30  "Note" shall mean the Construction Note.

1.31 "Obligations" shall mean the obligations of the Borrower in connection with the Loan as evidenced by the Note, this Agreement, and the Loan Documents.

1.32 "Official Records" shall mean the records of the Clerk and Recorder of the County in which the Property is located.

1.33  "Permanent Lender" shall mean Bank One Corporate Group.

1.34 "Permanent Loan" shall mean the loan to be made by the Permanent Lender for permanent financing for the Project.

1.35 "Permanent Commitment" shall mean the loan Application/Commitment dated April 18, 1997, issued by the Permanent Under with regard to the Permanent Loan.

1.36 "Person" shall mean any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

1.37 "Plans" shall mean the plans and specifications for construction of the Improvements, all recreational features, and all parking spaces, and all common improvements to be completed on the Property, prepared by the Architect, certified by Borrower to Bank, and approved by Bank in its absolute and sole discretion, together with any amendments or modifications thereof consented to by Bank in its absolute and sole discretion.

1.38 "Prime Rate" shall mean the rate of interest announced by Bank One, Colorado, NA, a national banking association, from time to time, as its Prime Rate. The Bank may lend to its customers at rates which are at, above or below the Prime Rate.

1.39 "Project" shall mean the Land and the Improvements.

1.40 "Special District" means Special Districts established pursuant to Title 32, as amended, of Colorado Revised Statutes, General Improvement Districts established pursuant to Section 31-25-601 et set., Colo. Rev. Stat., as amended, Special Improvement Districts established pursuant to
Section 31-25-501, et set., Colo. Rev. Stat., as amended, Local Improvement Districts established pursuant to C.R.S. Section 30-20-601 et set., Colo. Rev. Stat., as amended, Public Improvement Districts established pursuant to C.R.S. Section 30-20-501, et set., Colo. Rev. Stat., as amended, or any other type of district created pursuant to Titles 29, 30, 31, and 32, as amended, of Colorado Revised Statutes, or any similar governmental or quasi-governmental entities.

1.41 "Subcontract" shall mean any subcontract or purchase order entered into by Borrower or Contractor for the supply of labor, services or materials to the Project.

1.42 "Subcontractor" shall mean any party furnishing labor, services or materials to the Project under a Subcontract.

1.43 "Utilities" shall mean water, sewer, gas, telephone, cable television and electrical services.

Other terms defined herein shall have the meaning ascribed to them herein.

ARTICLE II

THE LOAN

2.1 The Construction Loan. In reliance upon the representations and warranties of the Borrower, and subject to the terms and conditions of this Agreement and the Loan Documents, Bank agrees to loan to the Borrower a sum of money not to exceed Four Million Four Hundred Eighty Thousand and 00/100 Dollars ($4,480,000.00), or such lesser amount as may be provided by other loan limitations set forth in this Agreement, for the purposes set forth herein, to be advanced and disbursed by the Bank in accordance with this Agreement.

(a) Type of Loan: The Construction Loan is to provide construction financing only and the Construction Note evidencing the Obligations is to be satisfied and the Construction Loan retired on or before the Maturity Date. The Construction Loan is a non-revolving multiple-advance construction loan to finance the development and construction of the Project. Amounts advanced under the Construction Loan may not be reborrowed after being repaid.

(b) Interest and Payment. The Construction Loan shall bear interest at a rate equal to the Bank's Prime Rate plus one percent (1 %) per annum, to be adjusted on a daily basis as and when such rate changes, from the date of disbursement until maturity or the occurrence of an Event of Default, in which event all Obligations shall bear interest at the Default Rate defined in the Construction Note. Interest shall be payable monthly in arrears and shall be calculated on the actual days outstanding over a 360-day year.

(c) Limitation on Advances. Bank shall not be obligated to make any Advance of the Construction Loan, if at any time or from time to time, the Bank, in its sole and absolute judgment determines that the total of the outstanding Advances of the Construction Loan plus the unadvanced balance of the Construction Loan exceeds the Maximum Allowed Construction Loan Advances. Within ten (10) days following notice from the Bank that such an excess exists, the Loan Parties shall provide additional Owner's Equity in an amount necessary to bring the Construction Loan into compliance with the foregoing limit.

2.2 Term. The Construction Loan shall have a term which commences as of the date hereof, and expires on the Maturity Date, at which time the outstanding principal balance of the Loan, together with accrued and unpaid interest thereon shall be due and payable in full.

2.3 Loan Fee. Borrower shall upon the execution of this Agreement pay to the Bank a loan fee of $44,800.00, representing one percent (1 %) of the initial stated principal amount of the Note, which fee shall be fully earned and non-refundable upon payment.

2.4 Interest Reserve. The Approved Budget will contain an amount sufficient to meet anticipated interest requirements under the Loan prior to the Maturity Date, as estimated by the Bank, which shall be set aside by Bank as an interest reserve ("Interest Reserve") from which Bank may disburse funds as necessary to satisfy Borrower's interest obligations under the Loan. Borrower shall be responsible for any shortfall between the monthly interest payment due on the Loan and the amount available for payment of interest from the Interest Reserve after the total Interest Reserve is exhausted as further provided in Section 8.2. No amounts shall be drawn from the Interest Reserve in excess of Bank's estimate of interest to become due on the Construction Loan prior to the Maturity Date.

2.5 Loan Documentation and Security. The Obligations of the Borrower to the Bank in connection with the Loan are evidenced by the Note and by this Agreement. In addition, the Obligations shall at all times be evidenced and secured by the liens, security interests, and covenants created by the following documents:

(a) a valid first lien deed of trust, security agreement, financing statement and assignment of rents and revenues (the "Deed of Trust") upon the fee simple interest in the Property, the Improvements, and any easements and appurtenances which are or may be established to allow satisfactory ingress, egress, parking and operation of the Improvements; together with a first lien security interest in all construction materials, equipment, furniture, furnishings, fixtures and other personal property, tangible and intangible, contained or to be contained within or incorporated into the Improvements or used exclusively in connection with the Property (excluding personal property owned by any tenant under a lease) now owned or hereafter acquired by the Borrower (the "Personalty"); and an assignment of all leases, rents and revenues in connection with the Property;

(b) UCC- 1 financing statement(s) required to perfect Bank's security interest in the Personalty (the "Financing Statements");

(c) a collateral assignment of the Construction Contract bearing the consent of the Contractor;

(d) a collateral assignment of architect's contract (the "Architect's Contract") dated September 4, 1996, by and between Borrower and Intergroup, Inc. (the "Architect"), bearing the consent of the Architect;

(e) a collateral assignment of each Subcontract for services or materials, fixtures, equipment or appliances provided to the Improvements, with the consent of the Subcontractor, as required by the Bank.

(f)     a collateral assignment of the Development Items, defined below.

(g) an environmental indemnity agreement ("Environmental Indemnity ") executed by Borrower;

(h) an assignment of all of Borrower's rights to reimbursement from the City of Longmont pursuant to the Memorandum of Public Improvements Agreement dated March 25, 1997.

All documentation evidencing the foregoing shall be in form and substance satisfactory to Bank and shall include consents from such third parties as Bank deems necessary or appropriate.

2.6 Cross-Default and Cross-Collateral. The Borrower and the Bank have entered into a loan transaction (the "Development Loan") regarding the construction of infrastructure improvements on real property adjacent to the Property pursuant to which the Borrower has executed and delivered to Bank a Development Loan Agreement of even date herewith, (the "Development Loan Agreement") and other documents and instruments in connection with the Development Loan as described in the Development Loan Agreement (the "Development Loan Documents"). The Development Loan Documents provide that the Obligations under the Development Loan are additionally secured by the Loan Documents encumbering the Property and that any default under the Development Loan Documents shall be a default under the Loan Documents. Further, repayment of the Loan is additionally secured by the Development Loan Documents and any default under the Loan Documents shall be deemed a default under the Development Loan Documents. At such time as the Development Loan is paid in full, the Borrower and Bank will either execute a modification of the Loan to extinguish the cross-default and cross-collateral provisions with respect to the Development Loan or the Bank will mark the Development Note "paid in full and cancelled, " but will retain the original thereof in order to effect a release of the Deed of Trust when the Note is paid in full.

ARTICLE III

CONDITIONS PRECEDENT TO CLOSING

The Bank's obligation to make the Loan and to enter into and perform its agreements under this Agreement shall be subject to the full and complete satisfaction of the following conditions precedent to any advance of Construction Funds or Owner's Equity, at the time of closing of the Loan ("Closing") and subsequently:

3.1 Documents. The Bank shall have received and approved fully executed copies of the Loan Documents which shall have been duly authorized, executed (and, where appropriate, acknowledged), and delivered by the parties thereto and any and all other documents as Bank may deem reasonably necessary with respect to the Loan;

3.2      Review Items.   The Bank shall have received and approved the
following:

(a) Acquisition Documents. A copy of the conveyance deed by which Borrower acquired the Property and a copy of the fully-executed closing settlement sheets for the purchase of the Property;

(b) Current Financial Statements. Personally certified current financial statements of Borrower, less than 180 days old; copy of the extension forms for 1996 federal tax returns for Borrower including all schedules and exhibits, and a summary of 1997 cash flow.

(c) Pre-closing Expenses. Evidence satisfactory to the Bank and the Title Company that all pre-closing development costs on the Project have been paid in a timely fashion or will be paid at closing, which evidence shall include without limitation lien waivers, paid invoices, governmental inspections and approvals, as applicable;

(d) Plans. Two (2) complete sets of final Plans which have also been approved by all Governmental Entities having jurisdiction therefor;

(e) Construction Contract. A copy of the Construction Contract, which shall provide that the Contractor has agreed to construct the Improvements for the guaranteed maximum price of $6,351,416.00. No terms, conditions or provisions in the Construction Contract shall be waived, modified or amended without the Bank's prior written approval which approval shall not be unreasonably withheld or delayed;

(f) Architect's Contract. A copy of the Architect's Contract, no terms, conditions or provisions of which shall be waived, modified or amended without the Bank's prior written approval which approval shall not be unreasonably withheld or delayed;

(g) Subcontracts. Copies of all Subcontracts from all material suppliers, and subcontractors who will be providing materials or labor for construction of the Improvements.

(h) Subcontract List. A list of all Subcontractors, with name of contact person, telephone number and address, required to be updated when new Subcontracts are made, a general statement of the nature of the work to be done or materials supplied and the dollar value of the work to be done, certified by the Borrower;

(I) Soils Report. An engineer's report prepared and certified by a qualified engineer acceptable to Bank, showing locations and results of all borings, together with recommendations for the design of the foundations of the Buildings and certifying in a manner reasonably satisfactory to Bank the adequacy of the existing soils condition, indicating that the Plans for construction of the Improvements are satisfactory in view of the condition of the soil;

0) Architect's Certificate. A certificate from the Architect certifying that the Improvements including parking requirements, as shown on the Plans, are designed to be in compliance with all applicable governmental requirements; and

(k) Development Items. Copies of all engineering reports, land planning maps, or plats, soils tests, environmental reports, surveys prepared for the orderly planning of the Improvements, marketing materials and brochures, building permits or licenses, utility taps or supply agreements, governmental or private agreements, indemnities, waivers, rights to reimbursements, abatements or benefits of whatsoever nature regarding the Property, to the extent assignable, and other documents prepared and existing for the development of the Project available at Closing, with subsequent submissions to the Bank of reports and studies not required to be available at Closing, if requested by Bank (collectively called "Development Items");

(1) Development Documents. Receipt of copies of any agreements, existing or proposed, with Governmental Entities, in the nature of a subdivider's agreement, public improvements agreement, or annexation agreement affecting the development of the Project or requiring cash equivalent collateral, or imposing building restrictions in lieu of collateral, as a condition to development of the Project (collectively, the "Development Documents");

(m) Budget. Approved Budget attached hereto as Exhibit B, which shall be based upon executed Subcontracts or firm bids satisfactory to the Bank and its Project Inspector;

(n)  Appraisal.  The Appraisal;

(o) Environmental Audits. The Phase I Environmental Audit prepared by an environmental engineering company approved by the Bank and in substance satisfactory to Bank regarding the Property;

(p) Environmental Reports. Copies of any environmental impact statements, Material Safety Data Sheets filed or to be filed with OSHA, the State of Colorado or any local emergency planning commission or the local fire department ("Environmental Reports"), if any;

(q) Utilities. Receipt of evidence satisfactory to Bank of the availability to the Property boundaries of all Utilities;

(r ) Plats. Three copies of any existing recorded plat, showing all easements, ditches, streets, lot lines and proposed location for all Improvements on the Property and evidence satisfactory to the Bank that the transfer of ownership of the Property as a consequence of foreclosure or deed in lieu of foreclosure will not result in a violation of subdivision laws.

(s) Zoning/PUDS/PDP. Evidence of zoning, preliminary development plan ("PDP") or other development plan for the Property permitting the construction of the Project, and containing all use or building conditions or restrictions affecting the Project and approved by the appropriate Governmental Entity;

(t) Opinions. Legal opinions of counsel for the Borrower ("Legal Opinion"), in form and substance reasonably satisfactory to the Bank, opining that the Borrower is duly organized and in good standing under the laws of the State of Delaware and the State of Colorado, and has the power to enter into and perform its obligations under the Loan, that the Loan is not usurious under any applicable law, that the loan transaction and the execution and delivery of the Loan Documents have been duly authorized by all necessary parties, and that the Loan Documents are legal, valid and binding and enforceable in accordance with their terms, subject to customary exceptions;

(u)    Tax Certificate.  A Tax Certificate (defined below);

(v) Special Districts. Identification of any special district affecting the Property, together with a boundary map of the special district, financial statements and outline of the debt structure, if requested by the Bank;

(w) Deposits. Any deposit of money, which may be required pursuant to this Agreement or the Loan Documents, including, without limitation, the Owner's Equity (defined below) and/or satisfactory evidence of the contribution of Owner's Equity to the Project.

(x) Permanent Loan Commitment. Evidence satisfactory to the Bank of the Permanent Loan Commitment of the Permanent Lender, containing terms and conditions satisfactory to the Bank.

(y) Corporation, Limited Liability Company, or Partnership Documents. If any Loan Party is a corporation, a limited liability company, or a partnership, certified copies of (i) resolutions of its board of directors or, if all managers or all general partners do not sign the Loan Documents, resolutions of the managers of the limited liability company or partners of the partnership, as the case may be, authorizing such Loan Party to execute, deliver, and perform its Loan Documents and to grant to Bank the Liens and Encumbrances on the Property in the Loan Documents and certifying the names and signatures of the officer(s), member(s), manager(s), or partner(s), as the case may be, of such Loan Party authorized to execute the Loan Documents and, in the case of Borrower, to request Advances on behalf of Borrower,
(ii) the certificate of incorporation and bylaws, limited liability company operating agreement, or partnership agreement, as the case may be, of such Loan Party and all amendments thereto, (iii) if any Loan Party is a general partnership or joint venture, the filed or recorded fictitious name certificate for such Loan Party and all amendments thereto, (iv) if any Loan Party is a limited partnership, the filed or recorded certificate of limited partnership of such Loan Party and all amendments thereto, and (v) a certificate of good standing as a corporation, limited liability company, or limited partnership, as the case may be, from the jurisdiction of formation or organization of such Loan Party, and if such jurisdiction is not the State of Colorado, a certificate of qualification as a foreign corporation, limited liability company, or limited partnership, as the case may be, authorized to transact business in the State of Colorado.

3.3 Taxes. All taxes, fees and other charges in connection with the execution, delivery and recording of the Loan Documents shall have been paid, and all delinquent taxes, assessments or other governmental charges or liens affecting the Property, if any, shall have been paid. Borrower shall provide a treasurer's tax certificate ("Tax Certificate") disclosing that no general and special taxes or assessments encumbering the Property are delinquent and that the Property does not lie within any special or general assessment district except as approved by the Bank.

3.4 Title and Other Matters. Title to the Property, the legal description of the Property, and all documents and other matters relating in any way to the Loan or to the Property must be to the satisfaction of Bank. At Borrower's expense, Borrower shall furnish Bank with a 1992 ALTA loan policy (the "Title Policy"), in the face amount of the Loan, insuring the Deed of Trust as a valid first lien on the Property, together with all endorsements as Bank may reasonably require, including without limitation, deletion of standard exceptions I through 3, containing no exceptions other than those Bank approves, issued in substance and in form by a company or companies acceptable to Bank. The Title Policy shall contain "pending disbursements" provisions satisfactory to the Bank, and, as Bank may reasonably require, reinsurance with companies and in amounts reasonably acceptable to the Bank, as well as direct access agreements with such reinsurers The Bank hereby reserves the right to require the mechanic lien endorsement 101 (mechanic lien disbursement endorsement), the cost of which shall be borne by the Borrower.

3.5 Zoning, Permits, Approvals. Borrower shall provide to Bank satisfactory evidence that Borrower has complied with all covenants, conditions, restrictions and reservations affecting the Property, including the Covenants, that the Property is duly and validly zoned for the intended use, and that Borrower has obtained all zoning, subdivision, and environmental approvals, permits and maps required to be obtained in order to construct the Improvements ("Zoning Confirmation") and that the Property meets all applicable requirements of the subdivision zoning regulations and any local ordinances adopted pursuant thereto. Bank shall further require proof that all permits, consents and approvals required pursuant to Section
3.6 hereof have been obtained, and any condition to such approvals must be acceptable to Bank.

3.6 Insurance. In addition to the insurance policies required in Section 4 of the Deed of Trust which shall be provided at Closing, Borrower shall maintain and deposit with the Bank or cause the Contractor to maintain and deposit with the Bank original certificates of insurance policies issued by insurance companies with current Best's Key Ratings of not less than A/V and written in form and content acceptable to Bank, with appropriate mortgagee clauses in favor of Bank, providing the following minimum insurance coverages:

(a) Comprehensive general public liability insurance in amounts not less than $1,000,000.00 (combined single limit for bodily injury and property damage), and an umbrella excess liability coverage in an amount not less than $5,000,000.00 shall be in effect with respect to Borrower, the contractors, architect and any engineer, with the Bank named as an additional insured. In addition, Borrower shall maintain in full force and effect business auto liability insurance, including any non-owned and hired automobiles Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations;

(b) All-risk course of construction insurance with standard non-contributing mortgage clause, a lender's Loss Payable Endorsement naming the Bank and/or assigns as loss payee, providing for a deductible not in excess of $5,000, attached together with a full replacement cost endorsement (provided that in no event, however, may the amount of coverage to be maintained by Borrower be less than the amount of coverage necessary to prevent Borrower's co-insurance of loss) ("Builder's Risk Insurance");

 (c) Engineer's professional liability insurance in an amount satisfactory to the Bank, with the Bank named as an additional insured, if required by the Bank;

(d) Architect's design liability insurance in an amount satisfactory to the Bank, with the Bank named as an additional insured, if required by the Bank;

(e) Worker's Compensation Insurance covering all persons engaged in the construction of the Improvements;

Each of the foregoing policies (except 3.6(e)) shall contain a clause requiring thirty (30) day notice to Bank of cancellation, termination or material modification. Borrower shall provide proof of premiums paid and, throughout the term of the Loan, shall provide evidence to Bank no later than thirty (30) days prior to expiration of each annual policy of payment of renewal premiums and continuation of insurance coverage.

3.7 Survey. Borrower shall have furnished to Bank, at Borrower's expense, a current improvement survey plat ("Survey") of the Property acceptable to Bank and the title insurance company issuing the Title Policy (the "Title Insurer") indicating, without limitation, that all foundations or other Improvements currently constructed, if any, are located within the lot lines, without infringement on established easements or rights-of-way and not in violation of any ordinance including zoning ordinances which impose lot line setback requirements and parking requirements. The survey shall show the legal description of the Property as it will be insured by the Title Insurer, the courses and distances of the Property lot lines, all appurtenant and servient easements, setbacks, building lines and width of abutting streets, distance to nearest intersecting streets affording ingress and egress to and from the Property, and the location and dimensions of all encroachments, improvements, above or below ground easements and utilities, and designated parking spaces. The survey shall show the proposed location of all Improvements to be built on the Property as identified by Borrower to the surveyors, with appropriate notation to distinguish between constructed Improvements or foundations and proposed Improvements. The surveyor shall also certify whether or not any portion of the Improvements is located within a Federal Emergency Management Agency identified flood-prone area of a community and if located thereon, state the map number and whether or not the Property appears in the "Flood Hazard Area," or other known flood plain dimensions affecting the Property. The survey must be certified as accurate by a licensed surveyor in the State of Colorado and contain a certificate imprinted thereon in the form approved by the American Land Title Association stating that the survey is made for the benefit of the Bank and the Title Insurer. In the event Borrower shall have obtained a replat of the Property within sixty (60) days prior to Closing, the Bank may elect in its reasonable discretion to accept the recorded replat with appropriate certifications and additional notations from the surveyor in lieu of the Survey, provided, however, that the recorded replat is sufficient to induce the Title Company to delete standard exceptions from the Title Policy regarding matters that would be shown by an ALTA survey.

3.8 Owner's Equity!y. Prior to any Advance, Borrower shall provide Bank with evidence of owner's equity ("Owner's Equity") in the amount of $2,943,573.00, in the form of cash deposits and/or approved acquisition or construction cost payments, which shall mean those payments actually made by Borrower for acquisition of the Property or to third-party contractors or suppliers for costs described in the Approved Budget, which costs shall be evidenced by payment receipts (or other proof of payment satisfactory to the Bank, and executed mechanic lien waivers (for lienable work or materials) or, in the case of acquisition costs, certified post-closing settlement sheets. The Loan is intended solely for the funding of the costs, expenses and fees described in the Project Budget. All other costs, expenses, and fees for development and construction of the Project, shall be contributed by the Borrower in the form of Owner's Equity. The amount of Owner's Equity at Closing and subsequently may increase as a function of the overall Project Budget, the Appraisal, the requirements of Section 2. l(c) and the approval by the Bank of any non-cash Owner's Equity.

3.9 Development Obligations. Evidence reasonably satisfactory to the Bank that any obligations of Borrower, as developer, regarding development in connection with the Project arising under the Development Documents or agreements with providers of Utility Services or governmental regulations which could become a lien against property located in the Project or a restriction against the issuance of building permits in the Project or the certificate of occupancy for the Building (collectively, "Development Obligations") have been or will be satisfied or performance of the Development Obligations has been or will be secured by adequate financial security such as bonds, letters of credit or certificates of deposit pursuant to the agreements creating the Development Obligations or the requirements of the utility provider.

3.10 Loan Costs. Borrower shall provide evidence satisfactory to Bank of the payment of or availability of funds, in the Approved Budget or otherwise, for payment of all fees, real property taxes and assessments, personal property taxes and other taxes, assessments and charges incurred under the Loan and the construction of the Improvements and in connection with the negotiation, documentation, analysis or funding of the Loan, including, but not limited to, the loan fees, agreed herein or by separate agreement to be paid to the Bank; interest charges; service and inspection fees; attorneys fees, survey costs, title insurance and endorsement premiums, if any; environmental audit; appraisal fees; engineering inspection fees; recording fees required to be paid upon the recording of any instruments to be made and delivered hereunder and insurance premiums (the "Loan Costs").

ARTICLE IV

CONDITIONS PRECEDENT TO ADVANCES

4.1 Conditions Precedent to Initial Advance of Construction Funds. The Bank's obligation to disburse the initial advance ("Initial Advance") of Construction Funds pursuant to the terms hereof shall, in addition to the requirement of compliance with the terms of Article III hereof, be subject to receipt of the following documents by the Bank in form and substance reasonably acceptable to the Bank and satisfaction of the following conditions precedent:

(a) Bank shall have reviewed and approved any requests for changes in the Plans or in the Construction Documents which changes shall have been approved by the Bank prior to submission of the Advance Request by Borrower

(b) Any amendment to the final Approved Budget, approved by the Bank in accordance with its customary procedures.

(c) Receipt of evidence satisfactory to Bank that Borrower has complied with all Covenants affecting the Property, that the Property is duly and validly zoned for the intended use, and that Borrower has obtained all zoning, use, subdivision, and environmental approvals, permits and maps required to be obtained in order to commence construction of the Improvements.

(d) Receipt by Bank of any deposit of money or evidence of the contribution into the Project of any funds which may be required pursuant to this Agreement or the Loan Documents, including, without limitation, the Owner's Equity.

(e) Receipt by Bank of any other documents and assurances as it may reasonably request to comply with the provisions of this Agreement.

(f) Receipt and approval by Bank of all building and other permits required for construction of the applicable stage of the Improvements in accordance with the Plans, if not otherwise delivered at Closing.

(g) Receipt by Bank of:

(i) a request for advance ("Advance Request"), certified by an Authorized Officer on behalf of Borrower, together with AIA forms G702 and G703 (and such other forms as may from time to time be approved or required by Lender), setting forth such details concerning the nature and amount of work and materials furnished to the date of such request, including identification of the parties performing such work and providing such materials and concerning the use of the requested Advance as Bank may reasonably require together with invoices or other appropriate documentation for all expenses to be paid out of the requested Advance, the amounts expended to the date of the Advance Request for the Improvements, the amounts then due and unpaid for construction of the Improvements and an itemized estimate of the amount necessary to complete the Improvements. Any materials covered by an Advance Request must be suitably stored at the construction site, inventoried,and safeguarded and insured against loss, damage and theft.

(ii) paid invoices and lien waivers relating to all construction through the date of the previous Advance-Request, if any, if requested by the Bank;

(iii) full, unconditional lien waivers from all persons or entities for all labor performed and materials supplied in connection with the construction of any Improvements for which construction was completed prior to the date of the previous Advance Request and for which final invoices were paid out of the previous Advance Request, if any;

(iv) if requested by the Bank, checks drawn on Borrower's construction draw account at the Bank to the order of Contractor, subcontractors, laborers, and materialmen identified in the Advance Request;

(v) the certification by Borrower, Borrower's Architect, the Contractor and at Bank's option an independent architect or engineer of Bank's selection, that: (a) all work performed is in substantial accordance with the Plans;
(b) all governmental licenses and permits required for the Improvements as then completed have been obtained and will be exhibited to Bank upon request; (c) the Improvements as then completed do not violate, and, if further completed in accordance with the Plans, will not violate, any law, ordinance, rule or regulation; and (d) the remaining undisbursed proceeds of the Loan plus the then existing balance of any Owner's Equity held by Bank are sufficient to pay for the completion of the Improvements;

(vi) the certification by Borrower that no Event of Default exists, and no event has occurred and no condition exists that, after notice or lapse of time, or both, would constitute an Event of Default;

(vii) evidence that any inspection required by any statute, city or other governmental authority has been completed with results satisfactory to that
authority; and                                           -

(viii) such other information and documents as Bank may reasonably require.

The amount of the Advance Request shall be reduced by Bank to permit the holdback of ten percent (10%) of the hard costs incurred in connection with the construction of the Improvements as retainage ("Retainage") until the Final Advance. Borrower shall provide two additional copies of the Advance Request and copies of all supporting invoices and lien waivers to the Bank for delivery to the Bank's Project Inspector and Bank's disbursing agent, if applicable. When an Advance Request includes a disbursement request for materials that are stored offsite, the Borrower shall provide the Bank with an identification of the storage site and satisfactory evidence that such materials are adequately insured. The Bank shall disburse the Construction Funds pursuant to an Advance Request only to pay or reimburse Borrower for costs, expenses and fees (i) actually incurred by Borrower, (ii) directly connected with the construction of the Improvements and (iii) included in the Approved Budget.

(h) Any additional Subcontracts and other Construction Documents not previously submitted to Bank and an updated Subcontract List must be submitted to and reasonably approved by Bank and collectively assigned to the Bank.

(i) At Bank's request, prior to each Advance subsequent to the Initial Advance, require receipt of a current ALTA Endorsement No. 107.12 (Downdate Endorsement) or, if the Bank has required Form 101 coverage, a current ALTA Endorsement No. 101.2 (Mechanics' Lien Disbursement Endorsement), and such other endorsements as Bank may, in its discretion, determine are necessary. All such endorsements must be reasonably satisfactory to Bank and are the sole cost and expense of Borrower.

4.2  Conditions Precedent to Subsequent Advances of Construction
Funds/Owner's Equity. In addition to continued compliance with the conditions precedent set forth in Article III and Section 4.1 hereof, Bank's obligation to authorize any advance of Construction Funds, or Owner's Equity, after the Initial Advance shall be subject to the Bank's satisfaction of the following conditions precedent:

(a) Bank shall have received an Advance Request, in the form specified in Section 4. 1 (g).

(b) At Bank's request, prior to each disbursement, require receipt of a current ALTA Endorsement No. 107.12 (Downdate Endorsement) or ALTA Endorsement No. 101.2 (Mechanics' Lien Disbursement Endorsement) to the Title Policy and such other endorsements as Bank may, in its discretion, determine are necessary. All such endorsements must be reasonably satisfactory to Bank and are the sole cost and expense of Borrower.

(c) Neither the improvements, to the extent then constructed, nor the Property nor any part thereof shall have been materially damaged, destroyed, condemned or threatened with condemnation, provided, however, that in any of such events, if Borrower shall have made satisfactory arrangements with Bank pursuant to the provisions of Section 7.4 hereof, Bank may continue to authorize Advances hereunder.

(d) No order or notice shall have been made by, or received from, any Governmental Entity stating that the work of construction is or will be in violation of any law, ordinance, code or regulation affecting the Property.

(e) No lien or notice of intent to file a lien for work or services performed in or on the Property or Improvements or materials or equipment delivered thereto, shall have been recorded, filed or delivered to Borrower, disbursing agent, or the Bank, subject to Borrower's right to contest under
Section 7.4.

 (f) Any additional Subcontracts, or other Construction Documents relating to the Improvements not previously approved by Bank and an updated Subcontract List must be submitted to and reasonably approved by Bank.

4.3 Conditions Precedent to Final Advance of Construction Funds/Owner's Equity. In addition to continued compliance with the conditions set forth in Article III and Sections 4. 1 and 4.2 hereof, Bank's obligation to disburse the final advance of Construction Funds or Owner's Equity for construction purposes (the "Final Advance") shall be subject to the satisfaction of the following conditions precedent, each of which Borrower shall satisfy as promptly as is reasonably possible:

(a) Completion of construction of the Improvements in accordance with the Plans as evidenced by a certificate from the Architect certifying that the Improvements have been completed substantially in accordance with the Plans and in compliance with the Covenants and all applicable governmental regulations and a report from the Project Inspector regarding the same items.

(b) Receipt by Bank of a final Certificate(s) of Occupancy or inspection approvals or temporary certificate(s) of occupancy with punchlist items acceptable to Bank, as applicable, for the Building issued by the appropriate Governmental Entity.

(c) At Bank's option, receipt by Bank of the certification on AIA Form G704 by the architect or engineer selected by Bank, if any, that the Improvements have been fully completed in accordance with the Plans.

(d) Receipt by Bank of full, unconditional lien waivers from the Contractor, and at Bank's option, from all subcontractors and all other persons or entities for all labor performed and/or materials supplied in connection with the construction of the

Improvements.                              -

(e) Receipt by Bank of an affidavit of payment of debts and claims executed by the Contractor;

(f) Receipt by Bank of written certification on AIA Forms G706, 706A or 707 from the Borrower's Architect that each final punch list item for the Improvements has been completed.

(g) Receipt by Bank of copies of all special inspection reports, certificates or any similar items as required by any political subdivision relating to the Improvements.

(h)    Receipt by Bank of an ALTA "as built" survey, as required herein.

 (i) If required by Bank, receipt by Bank of copies of all guaranties for workmanship, and all warranties and maintenance agreements relating to the completed Improvements.

j) Receipt by Bank of "as-built" record drawings and specifications that include all modifications and changes that have been included in the Plans; and

(k) Receipt by Bank of a copy of a "Notice of Completion" on Bank's approved form executed by Borrower which has been properly recorded in the county recorder's office where the Property is located.

4.4 Conditions Precedent to All Advances. The obligation of Bank to make any advance of Construction Funds or Owner's Equity shall be further subject to the satisfaction of each of the following conditions at the time of each requested Advance:

(a) Borrower shall be in full compliance and shall not be in default hereunder or under any of the Loan Documents, including this Agreement, provided, however, that Bank may, in its discretion, elect to authorize Advances notwithstanding the existence of a Default, and any Advance authorized shall be deemed to have been made pursuant to this Agreement and shall be secured by the Loan Documents and shall not be deemed a cure of Borrower's Defaults.

(b) The representation, warranties, and covenants set forth in Article V of this Agreement are true and correct on the date of the advance in all material respect, except that the representations and warranties set forth in Section 5.2 referring to the financial statements, supporting schedules, and financial reports, as the case may be, shall be deemed a reference to such statements, schedules and reports then most recently delivered to the Bank;

(c) No Event of -Default and no Material Adverse Occurrence shall then have occurred and be continuing on the date of the request or the date of the Advance;

(d) No litigation, arbitration or governmental investigation or proceeding shall be pending, or to the knowledge of any Loan Party threatened, against any Loan Party or affecting the operations of any Loan Party which, if determined adversely to any Loan Party, would constitute a Material Adverse Occurrence;

(e)   No Event of Default shall result from the making of the

Advance;

(f) No written order or written notice shall have been made by, or received from, any Governmental Entity having jurisdiction stating that the construction is or will be in violation of any law, ordinance, code or regulation affecting the Property; and

 (g) As of the date immediately prior to any Advance, the total amount of the unadvanced Construction Funds (not including Retainage for prior work), together with any cash deposit of Owner's Equity held by the Bank, if any, shall be sufficient, in Bank's reasonable opinion, taking into account the Approved Budget, to complete the Improvements and to pay all Loan Costs, including interest, through the balance of the term of the Loan to the Completion Date. To the extent the total amount of the unadvanced Construction Funds, together with required Owner's Equity, shall be insufficient, in the Bank's reasonable opinion, taking into account the Approved Budget, to complete the Improvements or to satisfy known interest requirements, Borrower shall, within ten (10) days following written notice from the Bank, deposit with the Bank an amount equal to such deficiency as additional Owner's Equity, and such Owner's Equity shall be retained and disbursed by the Bank as required with any future advances under this Agreement until the Improvements are completed and all hard costs and soft costs incurred in connection with the construction of the Improvements, including costs incurred in connection with the Loan, are paid and provided that no Event of Default then exists.

(h) In no event shall the Bank be required to disburse any Loan proceeds which, in the Bank's good faith judgment, will result in a Construction Loan Deficiency. Borrower hereby agrees that if the Bank determines that a Construction Loan Deficiency exists, Borrower shall, upon five (5) days' written notice from the Bank, at the Bank's sole option, either (i) deposit with the Bank the amount that the Bank, in its good faith opinion, deems reasonably necessary to eliminate such Construction Loan Deficiency, or (ii) furnish the Bank with paid invoices, bills and receipts indicating that Borrower has paid, from Borrower's own funds and not from the Loan, costs of completing the construction of the Improvements in an amount sufficient to eliminate such Construction Loan Deficiency. All amounts deposited by Borrower pursuant hereto shall be disbursed in accordance with the terms of this Agreement for the payment of the hard costs and soft costs incurred in connection with the construction of the Improvements prior to any further disbursement of the Loan.

(i) If the Bank, in its sole and reasonable judgment, determines that the total of the outstanding Advances of the Construction Loan plus the unadvanced balance of the Construction Loan exceeds the Maximum Allowed Construction Loan Advances, Bank shall not be obligated to make any Advance of the Construction Loan proceeds.

0) The Bank shall have received a report from the Project Inspector verifying that all work relating to the invoices to be paid is complete on the job site and conformed to the Plans, a copy of which report shall be given to Borrower at its request.

ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS

In order to induce Bank to make the Loan, each Loan Party, for itself, represents, warrants and covenants as follows, which representations, warranties and covenants shall be true and correct as of the execution hereof and shall survive the execution and delivery of the Loan Documents:

5.1 Organization of Borrower; Authority to Enter into Agreement. The Borrower is a corporation, duly formed and validly in existence and in good standing under the laws of the State of Delaware and qualified to do business in the State of Colorado. Borrower is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary and where the failure to so qualify permanently precludes the Borrower from enforcing its contracts. Borrower has the right and power to purchase, occupy and develop the Property, and has full power and authority to enter into this Agreement, to borrow money as contemplated herein and to execute and carry out the provisions of the Loan Documents. Each Loan Party has full power and authority to enter into this Agreement, to borrow money as contemplated herein and to execute and carry out the provisions of the Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action of each Loan Party and no other action of any Loan Party is required for the execution, delivery and performance of the Loan Documents. The Loan Documents which have been executed and delivered pursuant to this Agreement constitute, or, if not yet executed or delivered, will when so executed and delivered, constitute valid and binding obligations of each Loan Party, respectively, each enforceable in accordance with its respective terms.

5.2 Financial Statements. Any loan applications, financial statements, supporting schedules, and financial reports heretofore delivered to the Bank in connection with the Loan Documents by or on behalf of Borrower are true and correct in all material respects, and have been prepared in accordance with GAAP, and fairly represent the respective financial conditions of the subjects thereof as of the dates thereof and for the periods covered thereby, and no Material Adverse Occurrence has occurred in the financial conditions presented therein since the respective dates thereof.

5.3 No Litigation. There are no actions, suits or proceedings pending, or to the knowledge of the Borrower threatened against or affecting the Borrower, or any of the property or assets of the Borrower, in any court at law or in equity, or before or by any governmental or municipal authority which might materially adversely affect the ability of the Borrower to perform its respective obligations hereunder or under any of the Loan Documents, or might adversely affect the priority of the Bank's liens and security interests with respect to the Borrower's property or assets, except as disclosed to Bank in writing prior to the date of this Agreement.

5.4 Marketable Title. Borrower has good and marketable title to the Property, free and clear of all Liens and Encumbrances, excepting only the lien for general taxes for the current year and Permitted Exceptions (as defined in the Deed of Trust, and subject only to the Covenants, defined below, and has good and marketable title to all of its property and assets, real and personal, which secure repayment of the Note.

5.5 Covenants, Zoning and Codes. Borrower has complied and will continue to comply with all applicable statutes and regulations to be complied with in connection with the construction of the Improvements, including, without limitation and to the extent applicable, all statutes and regulations regarding environmental issues, the Americans with Disabilities Act, and historical preservation acts and regulations. All permits, consents, approvals or authorizations by, or registrations, declarations, withholding of objections or filings with any governmental body or private entity necessary in connection with the valid execution, delivery and performance of this Agreement, the Loan Documents, and any and all other documents executed in connection with any of the foregoing, or presently necessary for the commencement of construction of the Improvements, will be obtained prior to the commencement of the construction of any part of the Improvements and will be valid, adequate and in full force and effect. Construction of the Improvements and the intended use thereof will in all respects conform to and comply with all covenants, conditions, restrictions and reservations affecting the Property, with all applicable zoning, including parking requirements, subdivision, environmental protection, use and building codes, laws, regulations and ordinances, with the Internal Revenue Code (collectively, the "Covenants").

5.6 Compliance with Hazardous Substance Covenants. Borrower represents, warrants, and covenants that the Property, and the use, occupancy and operation of the Property will strictly comply with all covenants and agreements of Borrower regarding Hazardous Substance as defined and contained in the Deed of Trust and the Environmental Indemnity Agreement during the period of Borrower's ownership and, to the best of Borrower's knowledge, presently complies.

5.7 Access to the Property. All roads, streets, traffic turn lanes, and access ways necessary for the full utilization of the Property for its intended purposes have either been completed or the necessary rights of way have either been acquired by the appropriate Governmental Entity or have been dedicated to public use and accepted by the appropriate Governmental Entity, and all necessary steps have been or will be taken by Borrower and the appropriate Governmental Entity to assure the complete construction and installation thereof by the time needed for construction and/or occupancy and operation of the Improvements.

5.8 Utilities. All utility services and facilities ("Utilities") necessary for the construction of the Improvements and the operation thereof for its intended purposes, including without limitation, water supply, storm and sewer facilities, natural gas, electric, cable and telephone facilities, are either available at the boundaries of the Property, or, if not, all necessary steps have been taken by Borrower and the local authority or public utility company which provides such services to assure the complete installation and availability thereof when needed for construction and/or occupancy and operation of the Improvements.

5.9 Approval of Plans and Budgets. The Plans prepared by Borrower shall include without limitation all infrastructure and utility systems, waterways and water features, landscaping, mechanical, electrical, structural and such other drawings as may be required to complete the Improvements in accordance with applicable building codes and any recorded plats, and any private declaration of covenants, shall be acceptable in all respects to Bank and shall be true, complete and an accurate reflection of the Improvements that Borrower will construct. Prior to approval by Bank, such Plans shall be satisfactory to and approved by Borrower and shall have also been approved by all Governmental Entities and by any architectural control committee, if any, having authority over the Property. Borrower represents that the approved budget (the "Approved Budget") attached hereto as Exhibit B is presently a good faith estimate of necessary costs and expenses to be incurred in the construction of the Improvements and that until such time as Bank approves a requested change in the Approved Budget pursuant to Section 8.5, for the construction of the Improvements and the necessary permits and approvals for the then-applicable stage of construction of the Improvements have been obtained no Construction Funds will be disbursed by the Bank for costs and expenses which are not specifically provided for in the Approved Budget.

5.10 Compliance With Documents. As of the date hereof and for so long as the Loan Documents remain in effect, Borrower is and will remain in full compliance with all of the terms and conditions of this Agreement and the Loan Documents, and no Default has or shall have occurred or shall have occurred and be continuing, which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default under the foregoing.

5.11 Incorporation of Representations and Warranties. The request by the Borrower for any advance of Construction Funds or Owner's Equity under this Agreement shall constitute a certification by the Borrower that the representations, warranties and covenants contained in this Article V are true and correct as of the date of such request, except with respect to financial statements to the extent that such statements have been prepared with respect to an earlier date and except as otherwise disclosed in writing to the Bank, prior to the date of this Agreement.

5.12 Margin Stock. No part of the proceeds of the Loan shall be used at any time by the Borrower to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such margin stock. No part of the proceeds of the Loan hereunder will be used by the Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

5.13 Solvency. The fair, salable value of the assets of the Borrower is in excess of the total amount of its liabilities as they become absolute and matured, and the Borrower is able to meet its debts as they become due and payable in accordance with the Borrower's ordinary business practices.

5.14 Compliance With Construction Documents. Borrower shall promptly comply with all provisions of the Construction Contract, Architect's Contract and any other contract or agreement, public or private, regarding the construction of the Improvements (collectively the "Construction Documents") which require approval or action by Borrower in a timely manner to insure completion of the Improvements within the construction schedule provided in the Construction Documents and in construction schedules submitted to the Bank.

5.15 Survival of Representations. All representations, warranties and covenants contained in this Article V shall survive the delivery of the Note and the Loan Documents, and the making of the Loan evidenced thereby and any investigation at any time made by or on behalf of the Bank shall not diminish its rights to rely on all of such representations and warranties; provided, however, that Borrower's representations, warranties and covenants shall not survive the sale of the Property by the Bank to a third party following foreclosure or deed in lieu of foreclosure.

ARTICLE VI

GENERAL COVENANTS

Until the Obligations are paid and performed in full, the Borrower agrees that, unless Bank otherwise agrees in writing in Bank's absolute and sole discretion:

6.1 Financial Information. Each Loan Party will furnish to the Bank copies of such financial statements, reports and information as may be reasonably requested by the Bank, including without limitation the following financial statements, reports and information for which no additional request shall be required:

(a) (i) As soon as available and in any event within ninety (90) calendar days after the end of each calendar year a copy of Borrower's audited financial reports, including balance sheet, related statements of earnings, income statements and cash flow statement for such calendar year, prepared in accordance with GAAP, audited by Borrower's independent certified public accountant; the statements shall be accompanied by a certificate signed by the officer of the Borrower responsible for financial matters stating that, in his opinion, such audited financial statements fairly present the financial position of the Borrower as of the date and for the period covered, (ii) within thirty (30) days after the end of each calendar quarter, copies of operating statements for the Property certified without qualification or exception by the officer of Borrower responsible for financial matters; (iii) within ninety (90) days after the end of each fiscal year, a copy of Borrower's federal and state income tax returns with all exhibits and schedules; and (iv) within ninety (90) days after the end of each fiscal year of Borrower, a statement of Borrower's annual cash flow projections for the succeeding year.

6.2 Payment of Taxes. Unless paid by Bank pursuant to Section 4.4(b) of the Deed of Trust, the Borrower shall pay and discharge, prior to delinquency, all taxes, assessments and other governmental charges, levies or impositions against or on any of its properties and assets, as well as claims of any kind, which, if unpaid, might become a lien upon any of its properties. The Borrower shall make all required withholding deposits.

6.3 Notices. Borrower, as soon as practicable, shall give notice to the Bank of:

(a) The commencement of any uninsured litigation relating to any Loan Party or relating to the transactions contemplated by this Agreement;

(b) The commencement of any material arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank in writing which has been instituted or, to the knowledge of the Borrower, threatened against the Borrower or to which its properties or assets are subject which, if determined adversely to the Loan Party would constitute a Material Adverse Occurrence;

(c) Any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower to the Bank which, if determined adversely to the Borrower would constitute a Material Adverse Occurrence;

(d)   Any Event of Default under this Agreement or the Loan

Documents.

6.4 Books and Records, Periodic Audits. The Borrower shall keep books and records concerning the Property reflecting all of its business affairs and transactions in accordance with GAAP and permit the Bank, and its representatives and agents at reasonable times and intervals and upon reasonable notice to the Borrower, to visit all of its offices, discuss its financial matters with officers of the Borrower and its independent public accountant (and by this provision the Borrower authorizes its independent public accountants to participate in such discussions) and examine any of its books and other corporate records. Such audits shall be at the expense of the Bank.

6.5 Inconsistent Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the Borrower in the performance of its obligations under any Loan Document.

6.6 Accuracy of Information. All factual information heretofore or herewith furnished by or on behalf of the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Bank will be true and accurate in every material respect on the date as of which such information is dated or certified and no such information contains any misstatement of fact or omits to state a fact or any fact necessary to make the statements contained therein not misleading.

6.7 Compliance with Laws. The Borrower shall carry on its business activities in substantial compliance with all applicable federal or state laws and all applicable rules, regulations and orders of all governmental bodies and offices having power to regulate or supervise its business activities.

6.8 Conduct of Business. The Borrower shall maintain and keep its assets, property and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs.

6.9 Maintain Business. The Borrower shall continue to engage primarily in the business being conducted on the date of this Agreement until it shall receive the written consent of the Bank to do otherwise, such consent shall not be unreasonably withheld.

6.10  Consolidation, Merger, Sale or Disposal of Assets.  The Borrower shall
not without the consent	of the Bank, which consent shall not be unreasonably
withheld or delayed: -

(a) consolidate or merge into or with any other entity; or

(b) sell, (other than sales of inventory in the ordinary course of business) transfer, lease, except for residential tenant leases, or otherwise dispose of all, or substantially all, of its assets during the term of this Agreement.

6.11 Compliance with Permanent Commitment. Borrower shall comply with all requirements under the Permanent Commitment in order to maintain the Permanent Commitment in full force and effect and shall give the Bank prompt notice of any notice of alleged default under or termination of the Permanent Commitment.

6.12 Prohibition Against Distribution. The Borrower shall not declare or set aside any sums of money or other asset or property for the payment of any dividends or pay any sum of money or other asset or property, on or with respect to any share of capital stock or ownership interest or other equity interest in itself or any subsidiary, whether in the form of equity or debt, without the prior written approval of the Bank in its sole discretion.

ARTICLE VII COVENANTS REGARDING CONSTRUCTION OF THE IMPROVEMENTS

In addition to the covenants set forth in the Loan Documents and those set forth in other sections of this Agreement, Borrower covenants and agrees as follows with respect to construction of the Improvements:

7.1 Construction Start and Completion. Borrower has commenced or will promptly commence construction of the Improvements and shall diligently proceed with such construction of the Improvements in accordance with the Plans, in good and workmanlike manner and shall complete construction of the Building and Improvements in accordance with the Plans on or before nine months from the date hereof (the "Completion Date"); provided however, such date shall be advanced for the period of time in which construction is delayed by acts of God, war, riot, fire, strike, lockout, or other causes beyond Borrower's reasonable control (which shall not include inability for any reason to meet its financial obligations). Borrower will, upon completion, cause the Improvements to be inspected by each appropriate Governmental Entity, and shall correct any defects and deficiencies which may be disclosed by any such inspection and shall cause to be duly issued all occupancy certificates and other licenses, permits, and authorizations necessary for the operation and occupancy of the Property. Borrower shall comply with any and all provisions of the Construction Documents regarding Borrower's obligations to review and approve items in order that construction and equipping of the Improvements may be completed on or before scheduled completion under the Construction Documents. In any event, Borrower shall do and perform all of th6 foregoing and cause to be issued and executed all such occupancy certificates, licenses and authorizations on or before the Completion Date.

7.2 Changes to Plans. There shall be no material change of any of the Plans or working drawings whether by change order or otherwise which will increase the hard costs included in the Approved Budget without the prior written approval of Bank, which approval shall not be unreasonably withheld, and, to the extent that such approvals may be required, the appropriate Governmental Entities. As a condition to its approval of any change, Bank may require verification that the change will not increase the total cost of constructing the Improvements or the time required to complete construction of the Improvements. If the proposed change may affect the Approved Budget, Borrower shall follow the procedure described in this Agreement in requesting Bank to approve such change. Borrower shall provide Bank with notices of all written change orders, whether or not Bank's written approval thereof is required under this Section. Notwithstanding the provisions of this Section 7.2, Borrower shall not be required to obtain Lender's consent to any individual change order of $25,000.00 or less, provided the aggregate of all other change orders does not exceed $100,000.00.

7.3 Compliance with Laws. All work performed in connection with the Project shall comply with all applicable laws, ordinances, rules and regulations of federal, state, county or municipal governments or agencies now in force or which may be enacted hereafter, and with all directions, rules and regulations of the fire department, health department, building department or other departments of every governmental agency now having or hereafter acquiring jurisdiction over the Property or construction of the Improvements.

7.4 Protection Against Liens. Borrower agrees to pay and discharge all claims for labor performed and material and services furnished in connection with construction of the Improvements, and to take all other steps necessary to forestall the assertion of claims or liens either against the Property, the Improvements, or any part thereof or right or interest appurtenant thereto, or of claims against the Bank. Nothing herein contained shall require Borrower to pay any claims for labor, materials or services which Borrower or Contractor (or a Subcontractor) in good faith disputes and which Borrower or Contractor, at its (or their) own expense, is currently and diligently contesting, provided, however, that Borrower shall, not later than thirty (30) days after the notice of the filing of any claim or lien against the Property or notice of intent to file such a lien, or the Improvements which is disputed or contested by Borrower, either file a surety bond sufficient to release said claim or lien and promptly give notice of such filing to the lienholder or claimant, all as permitted by Colorado statute, or make other arrangements therefor reasonably satisfactory to the Bank. The Bank shall not be required to extend the Maturity Date of the Loan by reason of Borrower's failure to pay such claims.

7.5  Construction Ins]2ections.

(a) Bank and its representatives or agents shall have the right at all reasonable times during regular business hours (and at any time in the event of an emergency) to enter upon the Property and inspect the work of construction to determine that the same is in substantial conformity with the Plans and all of the requirements hereof and to verify directly with Subcontractors the information given to the Bank regarding the Subcontract or the amounts shown on the Advance Request. Bank shall from time to time, retain an independent engineer or consultant ("Project Inspector"), at Borrower's expense, to review the Plans, Approved Budget, Advance Requests, and any other documents or information relating to construction of the Improvements, and inspect the work and verify compliance by Borrower with the provisions hereof. If Borrower does not reimburse Bank for the cost of such services within a reasonable time after Bank's request, the cost of such services may be deemed to be an advance of credit under the Loan and, at Bank's option, shall be added to the principal balance of the Note; provided, however, that Bank shall not be required to undertake such inspections or reviews, and the making of any such inspection or review shall not create or impose any responsibility or liability of the Bank for the quality of construction or for the compliance of the Improvements with the Plans or any governmental requirements, and Borrower releases and holds Bank harmless from any responsibility or liability with respect to any such inspection or review.

 (b)  Borrower understands and agrees that said inspections are for  the
 sole purpose of protecting	the advances under the Loan and Bank's
 security for the Loan and are made solely for the Bank's benefit; that such inspections may be superficial and general in nature, primarily to inform Bank of the progress of construction of the Improvements and, that in any event, Borrower shall not be entitled to rely on any such inspection(s) as constituting Bank's approval, satisfaction or acceptance with respect to materials, workmanship, conformance to Plans or otherwise. Borrower hereby agrees to make its own inspections of the construction to determine that the quality of the Improvements and all other requirements of the work of construction financed hereby are being performed in a manner satisfactory to Borrower, and to immediately notify Bank in writing should the same show any work to be unsatisfactory in any manner. Without limiting the foregoing, Borrower shall permit Bank to examine and copy all books and account records and other papers relating to the Property and the construction of the Improvements, and Borrower will cause all contractors, subcontractors and materialmen to cooperate with Bank.

(c) Borrower shall pay for all inspections, whether made by an independent architect, engineer, or other inspector, or by Bank. Borrower shall pay to Lender $5,475.00 on the date of closing to defray the cost of such inspection of the Project, whether such inspection is performed by an independent inspector or by Bank. To the extent not otherwise provided for in the Approved Budget, Borrower shall pay such costs from funds other than the proceeds of the Loan.

7.6  Damage or Destruction.

(a) If the Improvements, or any part thereof, are damaged or destroyed by fire or any other cause, and Borrower shall desire to restore the Improvements or shall be required by the Bank to restore the Improvements, Borrower shall, subject to the provisions of this Section, immediately proceed with the restoration thereof in accordance with the Plans, and shall diligently complete the work of restoration, provided that Bank makes available to Borrower as restoration progresses any insurance proceeds actually paid to Bank in respect to such damage or destruction. If (i) in the Bank's reasonable judgment the insurance proceeds are sufficient to complete the restoration prior to the Maturity Date or such later date as Bank may elect and within the Approved Budget applicable to the Building to be restored; and (ii) no Default exists under the Loan Documents ("Restoration Conditions"), the Bank shall advance the insurance proceeds to Borrower as restoration progresses in the same manner as the Bank disburses advances of the Loan proceeds hereunder. If any one or more of the Restoration Conditions does not exist, the Bank shall have no obligation to authorize further advances of Construction Funds or Owner's Equity hereunder, and may call the Loan immediately due and payable in accordance with the following paragraph; provided, however, if, in the Bank's judgment the insurance proceeds are insufficient to complete the restoration, Borrower may satisfy such condition by depositing with the Bank as additional Owner's Equity such money as in the Bank's reasonable judgment (based 'on bids or estimates of reputable contractors) is sufficient to complete the restoration in accordance with the Plans in a timely manner and fully pay the costs thereof.

(b) If in the Bank's reasonable judgment the Improvements cannot be restored in accordance with the Plans and the Approved Budget in a timely manner as described above or, if Borrower does not or cannot deposit as additional Owner's Equity such money or additional money as in the Bank's judgment is required to complete the restoration and fully pay the cost thereof, or if a Default exists under the Loan Documents, such event shall be deemed an Event of Default hereunder, and the Bank's obligations to authorize further advances of Construction Funds or Owner's Equity hereunder or to make insurance proceeds available for restoration shall immediately terminate. The Bank may in such case apply any insurance proceeds and/or undisbursed Construction Funds and Owner's Equity in the manner set forth in
Section 9.2(a) hereof, to reduce the outstanding indebtedness of Borrower under the Loan and may exercise any of the other remedies which are described in Section 9.2 hereof or in the Loan Documents.

(c) In the case of loss, the Bank is hereby authorized to participate in any settlement or adjustment of claims under insurance policies, as its interest may appear, and to collect and receipt for any proceeds. In the event the Bank elects to apply the proceeds to restoration, in keeping with the Restoration Conditions, such proceeds shall be made available, from time to time, under substantially similar terms and conditions as provided in this Agreement for advances from Construction Funds and Owner's Equity.

7.7  Condemnation.

(a) If all or any part of the Property is expropriated, condemned, taken by power of eminent domain, or transferred in anticipation of any such circumstances by any competent authority, then the proceeds of any such award or settlement made as compensation or damages for such expropriation, condemnation, exercise of the power of eminent domain or the transfer in anticipation of any such circumstance shall be paid to the Bank. The Bank, at its election and subject to the provisions of Section 7.7(b), may pay or apply such amount in any one or more of the following ways and in such order as the Bank shall determine:

(i)   to costs of collection thereof;

(ii) payment of any expenses and fees of the Bank associated with this Agreement and the other Obligations of the Borrower hereunder, the payment of accrued and unpaid interest on the Loan, and the reduction of unpaid principal of the Loan;

(iii) to the payment of obligations incurred by the Bank or the Borrower in the repair or replacement of damage to the Improvements;

 (iv) to make payment to the Borrower for the costs of restoration and repair of the Improvements; or

(b) If the Improvements, or any part thereof, are taken by condemnation or subject to imminent threat of condemnation, Bank's obligation to authorize further advances of Construction Funds or Owner's Equity hereunder shall immediately terminate unless, in the Bank's reasonable judgment, the Improvements can be replaced and restored in a manner which will enable the Improvements to be functionally and economically utilized and occupied as originally intended, in which event the condemnation proceeds shall be made available to Borrower for such purpose. Whether the Bank, in its reasonable judgment, determines that the Improvements can be so restored and replaced or not, the rights and obligations of Bank and Borrower thereafter, and the handling and utilization of any condemnation proceeds actually paid to the Bank and undisbursed Construction Funds and Owner's Equity, shall be the same as described in the immediately preceding Section 7.6 hereof.

7.8 Indemnify Bank. Borrower shall indemnify and hold the Bank harmless from all liability for any actual or alleged damage or injury of whatsoever nature arising out of or in any way connected with the Property and/or the construction of the Improvements or arising out of Borrower's breach of the provisions of this Agreement except for the gross negligence or wilful misconduct of the Bank. The Bank may commence, appear in or defend any action or proceeding purporting to affect the rights, duties or liabilities of the parties hereto, or the Property or the Improvements and Borrower shall pay all of Bank's reasonable costs and expenses incurred thereby on demand. This Section shall survive execution, delivery and performance of this Agreement, the Deed of Trust and the Loan Documents.

7.9 Personal Property Incorporation. Prior to completion of the Improvements and at Bank's request, Borrower shall provide to the Bank, when requested but no more frequently than upon Advance Requests, an inventory of the Personalty and shall execute such financing statements as may be reasonably required to perfect the Bank's lien on the same. No Personalty shall be purchased or installed in the Improvements by Borrower under any security agreement, conditional sales contract or other agreement wherein the seller reserves a security interest in, or the right to remove or to repossess, such items or to consider them personal property after their incorporation into the Improvements. Any construction material for which Bank authorizes the advance of Construction Funds or Owner's Equity is to be stored on the Property or, with the Bank's prior consent, stored off-site and identified to the Construction Contract, and/or the Property and in the Bank's judgment must be reasonably secure from damage and theft and fully insured at all times.

7.10 Further Assurances. Borrower will at any time and from time to time upon request of the Bank take or cause to be taken any action, execute, acknowledge, deliver or record any further documents, opinions, mortgages, security agreements, financing statements or other instruments or obtain such additional insurance as Bank in its discretion deems reasonably necessary or appropriate to carry out the purposes of this Agreement and to preserve, protect and perfect the security interests intended to be created and preserved in the Property, the Project, the Personalty, and other properties and assets securing the obligations of the Borrower under this Agreement and the Loan Documents.

ARTICLE VIII DISBURSEMENT OF CONSTRUCTION FUNDS

8.1 Disbursement Schedule and Construction Disbursement Account. Upon at least five (5) business days' prior written request by Borrower in the form of an Advance Request, made no more often than once per calendar month, and delivery of all items required thereunder including without limitation (a) invoices equal to the amount of funds requested for construction costs for each and every disbursement; (b) appropriate unconditional mechanic lien waivers from each party as to work and materials previously paid; (c) a vendor payee listing showing the name and the amount currently due each party to whom Borrower is obligated for labor, materials and/or services supplied for the applicable Advance Request; (d) checks drawn on the Construction Account made payable to each vendor payee signed by Borrower; and (e) pre-stamped addressed envelopes to each vendor payee. Funds requested by Borrower shall be listed by line item with the total of corresponding amounts being equal to the Advance Request. The total funds requested shall represent the total amount of the approved invoices. Except as otherwise expressly provided herein, all disbursements of the Construction Funds and Owner Equity shall be made into Borrower's construction disbursement account maintained at the Bank ("Construction Account").

8.2 Interest Reserve. Included in the Approved Budget is an Interest Reserve estimated to be sufficient to meet interest requirements accruing under the Loan prior to the Maturity Date. Subject to the conditions to disbursement set forth in this Agreement, Bank shall use the Interest Reserve to allow Borrower to pay unpaid accrued interest on the Loan in one of the methods selected by Bank. Without limiting the foregoing, as one of the methods available to Bank, Bank may, for each and every calendar month, record on and then enter into its books or records an additional advance of principal of the Construction Funds in the amount of the unpaid accrued interest to then become due, on and effective as of the first day of the calendar month, or such day as the Bank shall elect, and Bank may simultaneously record and enter the receipt by it of such accrued interest, on and effective the same day. Every such recordation and entry of principal advance and receipt of interest payment shall be deemed to be made on the first day of the calendar month, notwithstanding that the actual recordation or entry may occur at a later date. No separate fund or account shall be created for the Interest Reserve. Bank may in its sole discretion refuse to allow interest to be paid from the Interest Reserve by any method, if (a) an Event of Default has occurred, or (b) disbursements under the Loan have been suspended for any reason for a period of thirty (30) days or more. If Bank determines not to pay interest in the event any of the foregoing conditions exist, or if the amount available for payment of interest from the Interest Reserve is insufficient to pay any accrued interest when due, the Bank shall so notify Borrower and thereupon Borrower shall be obligated to pay such interest to Bank when due, without the use of any Construction Funds therefor.

8.3 Direct Payments. In the event that Borrower fails to make such payments when due, Bank may in its sole but reasonable discretion require one or more disbursements of part or all of the Construction Funds or Owner's Equity to be paid directly to any person(s) to whom any amount disbursed is payable, including, but not limited to, contractors, subcontractors, laborers, materialmen and/or Bank, or Bank may authorize any such disbursement jointly to Borrower and such other person(s). Borrower hereby authorizes Bank to so require the disbursement of the Construction Funds and/or the Owner's Equity by any manner or method to Borrower and/or to any other person(s) to whom any amount disbursed is payable, and Borrower agrees that any and every disbursement in any manner to any person(s) hereby authorized shall constitute disbursement to Borrower.

8.4 Discretionary Disbursements. In the event that Borrower fails to make such payments when due, Bank may in its sole discretion, but shall not be obligated to, upon ten (10) days' written notice thereof to Borrower, approve disbursements from the Construction Funds or Owner's Equity to pay
(a) part or all of any or all mortgages or deeds of trust recorded after the date Borrower acquires title to the Property (no permission of the Bank hereby applied); (b) except to the extent the taxes or assessments are for the period prior to the date Borrower acquires title to the Property, any or all assessments and taxes of any kind or character, including but not limited to any withholding tax and any real estate taxes and/or special assessments affecting the Property, whether delinquent or not; (c) claims, liens and/or judgments against or affecting Borrower or claims, liens or judgments affecting the Property based on actions after the date Borrower acquires title to the Property; (d) any and all other additional costs, expenses or items appropriate to maintain or place the Deed of Trust in a first lien priority position, or (e) such other costs, expenses and sums as may be owing from time to time by Borrower to Bank under or with respect to any of the Loan Documents, including but not limited to any amounts owing for insurance required thereunder, and (f) any amounts necessary to complete construction of the Improvements as provided in Section 9.2(c).

8.5 Approved Budget. All disbursements shall be based upon the most current Approved Budget then in existence which has been approved by Bank in writing. Borrower agrees that, in the event of any change which would increase the hard costs or soft costs, as stated in the initial Approved Budget (or in any subsequent, revised Approved Budget approved by Bank in writing), including but not limited to any change in the amount or type of any such cost or expense, reallocation of line items in the Approved Budget and reallocation from the Contingency Amounts to other budget categories, whether or not any such change would or would not increase the total overall costs and expenses, Borrower shall then immediately notify Bank thereof in writing, and unless the Bank approves the Revised Plans as provided in
Section 7.2., Bank shall not have any obligation to approve any disbursement or further disbursement of any Construction Funds and/or Owner's Equity unless and until such proposed revised Approved Budget is approved by Bank in writing. Bank reserves the right to approve or disapprove any proposed revised Approved Budget in its sole but reasonable discretion. Borrower agrees that the Approved Budget shall be based on signed contracts or firm bids available to Borrower or such allowances as set forth in the Construction Contract. Notwithstanding the foregoing, Borrower shall not be required to obtain Bank's consent to any individual change order of $25,000.00 or less, provided the aggregate of all other change orders does not exceed $100,000.00.

8.6 Obligatory Disbursements to Be Used Solely for Improvements. Except as otherwise expressly provided in this Agreement the Bank shall approve the disbursement of the Construction Funds solely to provide funds for the development and construction of the Improvements, including such soft costs as are outlined in the Approved Budget as allocated from Construction Funds.

8.7 No Waiver. The Bank shall not have made or be deemed to have made any waiver of any condition to any disbursement as provided herein, unless expressly made in a writing signed by an authorized officer of the Bank. The approval of any disbursement by the Bank shall not constitute approval by the Bank of any work, costs or expenses for which such disbursement is made, or of any design, manufacturing, structural or other defect in any such work or of any departure from the Plans not approved in writing by Bank. The approval of any disbursement prior to fulfillment of one or more conditions thereof shall not be construed as a waiver of any such condition, and Bank reserves the right to require fulfillment of any and all such conditions prior to approving any subsequent disbursement.

8.8 Ownership of Advances. It is acknowledged and agreed that Borrower shall not own, possess or control any Construction Funds and/or cash deposits of Owner's Equity or any disbursement thereof, any interest or other reserve and/or any right in or to any of the foregoing, specifically including amounts that may or are to be deposited in or allocated to any loan in process account or reserved from time to time by either Borrower, Bank and/or any other person(s), except to have the same used by Borrower in accordance with this Agreement, the Loan Documents and Borrower hereby irrevocably and unconditionally assigns to Bank all of Borrower's rights, title and interest therein and thereto. Borrower further agrees that all Construction Funds and Owner's Equity and any disbursements thereof received by Borrower shall be received by it as a trust and trust fund, and that the same shall be used and applied by Borrower solely in accordance with this Agreement and the Loan Documents and shall not be diverted or otherwise used in any manner.

8.9 All Disbursements Secured by Loan Documents. It is expressly understood and agreed that any and all disbursements, payments- or advances made by the Bank, from time to time pursuant to the terms of the Loan Documents, for whatever purposes, no matter to whom made, and whether or not the Bank is then obligated to make any disbursement, and whether or not the Bank has approved such disbursements, or an Event of Default exists under any of the Loan Documents, including but not limited to disbursements for any unpaid costs or expenses refereed to in Section 8.4 of this Agreement shall, as and when made, be deemed authorized by Borrower and made pursuant to this Agreement, and shall become and remain secured by the Loan Documents and considered part of the Obligations secured thereby, provided that such disbursements are made pursuant to the terms of the Loan Documents.

8.10 Deadline for Disbursement of All Loan Proceeds. Any other provision contained in this Agreement to the contrary notwithstanding, if for any reason the total amount of the Construction Funds, together with the Owner's Equity, has not been fully disbursed prior to the Completion Date, except for such amounts as are required or permitted under the Loan Agreement, then Bank shall not be obligated to approve any further disbursement(s) thereof, and any then undisbursed Construction Funds and undisbursed Owner's Equity may be applied by Bank in any manner or order, such as: first, to any costs and expenses incurred by Bank in connection with the Loan; then, to unpaid accrued interest on the Note; and then, to any amounts owing under any of the Loan Documents, including but not limited to principal owing under the Note. Any such or other application shall not constitute a waiver or operate to cure any breach or Default existing under any of the Loan Documents, nor to invalidate any notice of Default or any act done pursuant to such notice and shall not prejudice any rights or powers of the Bank under the Deed of Trust or other Loan Documents.

ARTICLE IX

DEFAULT AND REMEDIES

9.1 Event of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) The Borrower shall default in the payment when due of any payment of principal or interest owing to Bank under the terms of the Note (giving effect to any grace period provided therein applicable to the default).

(b) A default shall occur in the due performance and observance of any of the covenants and conditions of this Agreement or the Loan Documents, other than a monetary obligation, which breach is not cured to Bank's satisfaction
within the applicable cure period for breach of such	covenant or
condition, and, if no specific cure period is provided, within thirty (30) days of notice of such default being sent by the Bank to Borrower; provided, however, that if such default is not curable within such thirty (30) days, then, so long as Borrower delivers to Bank, within ten (10) days after notice, its written undertaking to cure, commences to cure such default within such thirty (30) day period and is diligently pursuing such cure to completion, such default shall not constitute an Event of Default unless such default remains uncured for such sixty (60) days after such written notice to Borrower.

(c) Any written representation, warranty or disclosure made by Borrower proves to be materially false or misleading as of the date when made, whether or not such representation or disclosure appears in this Agreement, the Loan Documents, or items submitted by Borrower in connection therewith.

(d) Any claim or lien shall be filed against the Property or any part thereof; provided, however, that no default shall exist hereunder as long as Borrower has fully complied with any conditions provided herein to permit Borrower's contest of such claim or lien.

(e) Borrower fails to make any deposit of funds including additional Owner's Equity required hereunder, or under the Loan Documents within the time required for payment which failure shall continue for five (5) days after written notice from the Bank to Borrower.

(f) Any material deviation shall occur in the work of construction from the Plans without the approval of Bank, or the occurrence of defective workmanship or materials not in accordance with the Plans or completed in compliance with industry standards for similar projects, which deviations or defects are not corrected, substantially corrected, or a plan for their timely correction approved by the Bank within thirty (30) days after receipt of written notice from Bank to Borrower.

(g)  The work of construction is delayed or suspended for a period of sixty
(60) calendar days or more beyond the construction schedule in the Construction Documents or as submitted to the Bank for any reason except those which are beyond the reasonable control of Borrower, or the work of construction is not completed by the Completion Dates or such later dates as Bank may approve, and Borrower has not submitted a reasonable plan for completing construction which Bank has approved.

(h)    There occurs any Material Adverse Occurrence.

(I) Any of the Improvements encroach over the Property or setback lines or upon an easement, or any structure upon an adjoining Property encroaches upon the Property, to an extent reasonably deemed material by Bank, and an appropriate title insurance endorsement or plans for the cure of which encroachment are not provided to Bank's satisfaction within thirty (30) days after written notice thereof from Bank to Borrower or Borrower shall fail to diligently pursue such cure to completion within a reasonable time (not to exceed thirty (30) days).

0) There occurs an Event of Default in the payment and performance of Borrower under the Development Loan or any of the Development Loan Documents.

(k) There occurs a failure of Restoration Conditions upon damage or destruction as provided in Section 7.6.

 (1) There shall be existing any Event of Default beyond applicable cure periods under the Permanent Commitment permitting the Permanent Lender to cancel or terminate the Permanent Commitment or the Permanent Lender shall have exercised any right contained in the Permanent Commitment to cancel or terminate the Permanent Commitment.

Borrower acknowledges and agrees that all material non-monetary defaults are conclusively deemed to be and are defaults which impair the security of the Loan Documents, and that Bank shall be entitled to exercise any appropriate remedy, including without limitation, foreclosure of the Loan Documents upon the occurrence of any such material non-monetary default after the expiration of any cure period, if applicable.

9.2 Remedies. Upon the occurrence of an Event of Default, Bank may, in addition to any other remedies which Bank may have hereunder or under the Loan Document or by law, at its option and without prior demand or notice take any or all of the following actions:

(a) Immediately terminate any further approval of advances of Construction Funds and/or Owner's Equity and use any portion of the Owner's Equity held by the Bank to reimburse the Bank for any costs incurred under the Note or this Agreement.

(b)    Declare the Obligations under the Note immediately due and payable.

(c) Enter upon the Property and complete construction of the Improvements in accordance with the Plans and Approved Budget, except as necessarily increased by additional development and construction costs arising from Borrower's default or additional costs approved by a court, with such changes therein as Bank may from time to time and in its reasonable judgment deem appropriate, all at the risk and expense of Borrower. The Bank shall have the right at any time to discontinue any work commenced by it in respect to the Improvements or to change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise. Bank shall have the right and power to assume any construction contract made by or on behalf of Borrower in any way relating to the Improvements and to take over and use all or any part of the labor, materials, supplies and equipment contracted for, by or on behalf of Borrower whether or not previously incorporated into the Improvements, all in the discretion of Bank. In connection with any work of construction undertaken by Bank pursuant to the provisions of this Section, Bank may (i) engage builders, contractors, and others for the purpose of furnishing labor, materials and equipment in connection with the work of construction and architects and engineers as reasonably necessary to complete construction of the Project, (ii) pay, settle or compromise all bills or claims which may become liens against the Property or which have been or may be incurred in any manner in connection with completing construction of the Improvements or for the discharge of liens, encumbrances or defects in title of the Property, and (iii) take such other action, including the employment of watchmen to protect the Improvements, or refrain from taking action under this Agreement as Bank may in its discretion reasonably determine from time to time. Borrower shall be liable to Bank for all sums paid or incurred for completing construction of the Improvements whether the same shall be paid or incurred pursuant to the provisions of this Section or otherwise, and all payments made or liabilities incurred by Bank hereunder of any kind whatsoever shall be paid by Borrower to Bank upon demand with interest at the rate set forth in the Note, and all of the foregoing shall be deemed and shall constitute advances under this Agreement and be secured by the Deed of Trust and Loan Documents. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this Section 9.2(c) hereof, Borrower hereby unconditionally and irrevocably constitutes and appoints Bank its true and lawful attorney-in-fact to enter into such contracts, perform such acts and incur such liabilities as are referred to in said
 Section in the name and on behalf of Borrower which are reasonably necessary to complete development and construction of the Improvements. This power of attorney is coupled with an interest. Nothing contained herein shall relieve the Bank from its obligation to mitigate damages.

(d) Where substantial deviations from the Plans appear which have not been approved as set forth herein, or defective or unworkmanlike labor or materials are being used in the development of the Improvements, or upon receipt of knowledge of encroachments to which there has been no consent, Bank shall have the right to immediately order stoppage of the construction and demand that such conditions be corrected. After issuance of such an order in writing, no further work shall be done on that portion of the Improvements where there is a substantial deviation from the Plans which has not been approved as set forth herein or where there is defective or unworkmanlike labor or materials, without the prior written consent of Bank unless and until said condition has been fully corrected.

(e) Foreclose on or realize upon any security for the Loan without waiving its rights to proceed against any other security or other entities or individuals directly or indirectly responsible for repayment of the Obligations or waive any and all security for the Obligations as Bank may in its discretion so determine, and pursue any such other remedy or remedies as Bank may so determine to be in its best interest as provided herein or in the Loan Documents. All remedies of Bank provided for herein and in any other Loan Document are cumulative and shall be in addition to all other rights and remedies provided by law. The exercise of any right or remedy by Bank hereunder shall not in any way constitute a cure or waiver of default hereunder or under any other Loan Document or invalidate any act done pursuant to any notice of default, or prejudice Bank in the exercise of any of its rights hereunder or under any other Loan Documents unless, in the exercise of its rights, Bank realizes all amounts owed to it under such Loan Documents.

9.3 Recertified Appraisal. If at any time (a) an Event of Default under the Loan Documents has occurred (giving effect to applicable cure and notice periods, if any, contained in the Loan Documents), (b) the Bank determines, in its sole but reasonable judgment, that the collateral position of the Bank in relation to the credit extended for the benefit of the Borrower has adversely changed as a consequence of material, physical or economic impairment of the pledged collateral, or (c) the Bank is required by law or regulation to obtain a new Appraisal, the Bank may require a new Appraisal of the Property in for-m and content acceptable to the Bank to be prepared at Borrower's expense.

ARTICLE X

PARTIAL RELEASE PROVISIONS

Borrower may request a partial release from the Deed of Trust for the portion of the Property identified on Exhibit C attached hereto as the "Development Parcel" (the "Development Parcel"), upon the following terms and conditions:

10.1 Release Conditions for Development Parcel. Bank shall partially release the Development Parcel, defined below upon the following terms and conditions:

(a) Final Plat. Borrower shall deliver to the Bank for its approval, which approval shall not be unreasonably withheld or delayed, three (3) copies of a recorded plat ("Concepts Direct Filing 1 Plat") delineating the dimensions of Lot 1, Block 1, consisting of approximately 10.64 acres and depicted on Exhibit C on which the Improvements shall be constructed ("Construction Parcel"), and satisfactory ingress and egress to and from the Construction Parcel, which Concepts Direct Filing I Plat must show easements, ditches, streets, lot lines, rights-of-way, any lot, block and street delineations or designations affecting the Construction Parcel and satisfactory easements for utility services, and encroachments, if any, affecting the Construction Parcel.

(b) Development Parcel Legal Description. A Survey certified to the Bank and the Title Company in sufficient detail to identify the Development Parcel and containing the legal description of the Development Parcel.

(c) No Consideration. Upon compliance with the terms of this Section 10. 1 and Section 10.2, the Bank will release the Development Parcel for no additional consideration.

(d) Beneficial Use. Evidence satisfactory to the Bank of all easements necessary for ingress and egress from the Construction Parcel to a public street or road, and for installation and maintenance of Utilities and for the beneficial use and enjoyment of the Improvements on the Construction Parcel for the purpose for which the Improvements were constructed.

10.2     General Release Conditions.     With respect to the release of the
Development Parcel, the Borrower shall comply with the following terms and conditions:

(a) Segregated. The Development Parcel shall be segregated on the tax roll and assessed separately from the Construction Parcel or a reasonable and mutually satisfactory agreement reached between Borrower and Bank as to the proration of the taxes until such segregation occurs.

(b) No Default. No Event of Default shall exist at the time of request for partial release or at the time of release.

(c) Other Documents. Such other standard documents or assurances as may be reasonably required to accomplish the release in a manner reasonably satisfactory to Bank and its counsel.

(d) Title Policy Endorsement. Upon the request of the Bank, Borrower shall have submitted to Bank an endorsement to Bank's policy of title insurance, ensuring that the priority of Bank's lien on the Construction Parcel is not impaired by reason of the release and ensuring Bank's interest in any retained easement and maintenance rights as a first and prior lien.

(e) Costs. Borrower shall directly pay for all costs and expenses incurred in connection with compliance with the requirements set forth in this
Article 10, including, but not limited to, reasonable attorneys fees, title insurance premiums and survey expenses. In the event Bank incurs any expenses arising out of Borrower's actions to comply with the provisions of this Article 10, Borrower shall reimburse to Bank all such expenses as a condition to Bank's obligations to partially release the Development Parcel.

10.3 Release Procedure. Borrower shall provide Bank with a fully prepared request for partial release for the Development Parcel to be released, together with the items described in Section 10.1 and 10.2 not less than ten
(10) Business Days prior to the requested release date.

ARTICLE XI

MISCELLANEOUS

11.1 Arbitration. The undersigned hereby agree that all controversies and claims (including the existence of an Event of Default) of any nature arising directly or indirectly out of any and all loan transactions between them and any related agreements, instruments or documents, shall at the written request of any party be submitted to binding arbitration pursuant to the applicable rules of the American Arbitration Association. The arbitration shall proceed in Denver, Colorado, shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rule of AAA. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(a)  A single arbitrator shall have the power to render a maximum award of
one hundred thousand	dollars.  When any party files a claim in excess of
this amount, the arbitration decision shall be made by the majority vote of three arbitrators. No arbitrator shall have the power to restrain any act of any party.

(b) No provision of this Section shall limit the right of any party to exercise self-help remedies, to foreclose against any real or personal property collateral, or to obtain any provisional or ancillary remedies (including but not limited to injunctive relief or the appointment of a receiver) from a court of competent jurisdiction. At Bank's option, it may enforce its rights under a mortgage by judicial foreclosure, and under a deed of trust either by exercise of power of sale or by judicial foreclosure. The institution and maintenance of any remedy permitted above shall not constitute a waiver of the right to submit any controversy or claim to arbitration. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding.

11.2 No Waiver. No waiver of any Default or breach by Borrower hereunder shall be implied from any failure by Bank to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any Default other than the default specified in the waiver and shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Bank to, or of, any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary the consent or approval to, or of, any subsequent similar act.

11.3 Impounding of Advances. Unless Bank is provided with an indemnification or other assurance satisfactory to Bank (in Bank's sole discretion), Bank may impound such Advances as may be required to enable Bank to comply with the provisions of Colorado Revised Statutes, Section 38-22-126, as amended.

11.4 Successors and Assigns. This Agreement is made and entered into for the sole protection and benefit of Bank and Borrower, their successors and assigns, and no other person or persons shall have any right of action hereunder. The terms hereof shall inure to the benefit of the successors and assigns of the parties hereto; provided, however, that the Borrower's interest hereunder cannot be assigned or otherwise transferred without the prior consent of Bank.

11.5 Notices. Any notice, demand or request required hereunder shall be given in writing at the addresses set forth below by personal delivery, or registered or certified, first class mail, return receipt requested. Notice shall be deemed delivered (i) upon personal delivery, or (ii) twenty-four (24) hours after deposit with a nationally-recognized overnight courier service, or (iii) three (3) days after deposit with the U.S. postal service, registered or certified mail, postage prepaid. The addresses may be changed by notice to the other party given in the same manner as provided above.

If to Borrower and Guarantors:

Concepts Direct, Inc. 1351 South Sunset Street Longmont, CO 80501 Attn:
Frank Marcus

With Copy to:

McGuire, Woods, Battle and Boothe, LLP 8280 Greensboro Drive, Suite 900 Tysons Comer McLean, VA 22102-3892 Attention: Michael J. Giguere, Esq.

If to Bank:

Bank One, Colorado, NA 1125 - 17th Street Denver, Colorado 80202 Attention:
Greg McCann, Vice President Western Region Real Estate With copy to:

Bank One, Arizona, NA 241 N. Central Ave. 14th Floor, Dept. A909 Phoenix, AZ 85004 Attention: Western Region Loan Administration

11.6 Authority to File Notices. Borrower irrevocably appoints, designates and authorizes Bank as its agent (said agency being coupled with an interest) to send to any third party any other notice or documents or take any other action that Bank deems necessary or desirable to protect its interest hereunder, or under the Loan Documents, and will upon request by Bank, execute such additional documents as Bank may require to further evidence the grant of the aforesaid right to Bank.

11.7  Time.  Time is of the essence hereof.

11.8 Amendments, etc. No amendment, modification, termination or waiver of any provisions of this Agreement or of any of the Loan Documents nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.9 Headings. The article and section headings in no way define, limit, extend or interpret the scope of this Agreement or of any particular article or section.

11.10 Number and Gender. When the context in which the words are used in this Agreement indicate that such is the intent, words in the singular number shall include the plural and vice versa. References to any one gender shall also include the other gender if applicable under the circumstances.

11.11 Validity. In the event that any provisions of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

11.13 Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and of the Loan Documents and the extension of the Loan hereunder and continue in full force and effect until the Obligations of Borrower hereunder evidenced by the Note have been fully paid and satisfied.

11.14 Automatic Acceleration. Should there occur an Event of Default which would, with the giving of notice, the passage of time, or both, constitute an Event of Default hereunder and if a petition under the United States Bankruptcy Code thereafter is filed by or against Borrower while such event remains uncured and such petition is not dismissed within thirty (30) days of filing, all obligations hereunder shall be automatically accelerated and due and payable and the Default Rate of interest provided for in the Note shall automatically apply as of the date of the first occurrence of the event which would, with the giving of notice, the passage of time, or both, constitute an Event of Default, without any notice, demand or action of any type on the part of Bank (including any action evidencing the acceleration or imposition of the default rate of interest). The fact that the Bank has, prior to the filing of the voluntary petition under the United States Bankruptcy Code, acted in a manner which is inconsistent with the acceleration and imposition of the default rate of interest provided for in the Note, shall not constitute a waiver of this Section 10. 14 or estop Bank from asserting or enforcing Bank's rights hereunder.

11.15 Attorneys Fees and Other Costs. Borrower shall reimburse Bank for all reasonable attorneys fees and expenses reasonably incurred by Bank in connection with the enforcement of Bank's rights under this Agreement and each of the other Loan Documents, including, without limitation, attorneys fees and reimbursements for trial, appellate proceedings, out-of-court workouts and settlements and for enforcement of rights under any state or federal statute, including, without limitation, attorneys fees incurred in bankruptcy and insolvency proceedings such as in connection with seeking relief from stay in a bankruptcy proceeding or negotiating and documenting any amendment or modification of the Loan or reviewing subsequent Loan submission items. Borrower shall pay all costs, including without limitation costs of title searches, title commitments, appraisals, environmental audits, third-party consultants, UCC searches, incurred by the Bank in enforcing payment and performance of the Loan, exercising rights and remedies of Bank under the Loan Documents, or reviewing Loan submission items. Borrower's reimbursement obligation shall be part of the indebtedness evidenced and secured by the Loan Documents.

11.16 Severability, Titles. If any provision of this Loan Agreement or of any other Loan Document securing or executed in connection with this Loan Agreement is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the Loan Document in which such provision is contained, or the application of the provision to other persons, entities or circumstances, nor any other document referred to in this Loan Agreement, shall be affected by such invalidity or unenforceability, and there shall be deemed substituted for the invalid unenforceable provision the most similar provision which would be valid and enforceable under applicable law.

11.17 Right to Participate or Assign Loan. Bank shall retain the right at all times, with or without Borrower's consent, to grant participation in or to assign all of the Note or any portion thereof, together with the collateral for repayment of the Note, to any other entity acceptable to Bank, and Borrower acknowledges that Bank shall have the right to share any and all information concerning Borrower with any prospective loan participant or assignee. Notwithstanding the foregoing, in the event of a participation in or assignment of the Loan, Bank One, Colorado, NA, a national banking association, shall retain the right to make decisions without the consent of the participant or assignee.

11.18 Waiver of Rights. Borrower for itself, and for all who may claim through or under it, waives (a) the right to trial by jury on any issues between Borrower and Bank and to any issues pertaining to the Loan Documents and as to matters pertaining to the acts of the Bank prior to the date hereof; and (b) any and all right to have the property and estates comprising the Property marshalled upon any foreclosure of the lien and security interests of the Loan Documents and agrees that any court having jurisdiction to foreclose such lien may order the Property sold as an entirety.

11.19 Counterparts. This Construction Loan Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same document.

IN WITNESS WHEREOF, Borrower, Guarantors and Bank have executed this Agreement as of the date first written above by and through their duly authorized representatives.

BORROWER:

CONCEPTS DIRECT, INC., a Delaware corporation


By /S/ H. Franklin Marcus, Jr. Title: H. Franklin Marcus, Jr. Chief Financial Officer

BANK:

BANK ONE, COLORADO, NA

By: /S/ Greg McCann Greg McCann, Vice President